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                                                             Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                    Three Months Ended     Six Months Ended
                                         June 30               June 30
                                    ------------------     ----------------
                                        2000      1999        2000     1999
                                      ------    ------      ------   ------
                                      (In millions, except per share data)

EARNINGS
Basic:
Net income, as reported                 $212      $204        $569     $369
Dividends on preferred stock,
  net of taxes                            (2)       (2)         (4)      (4)
Premium on preferred shares redeemed      (2)       (1)         (6)      (2)
                                       -----     -----       -----    -----
   Net income available to
    common shareholders                 $208      $201        $559     $363
                                       =====     =====       =====    =====

Diluted:
Net income available to
 common shareholders                    $208      $201        $559     $363
Effect of dilutive securities:
  Convertible preferred stock              2         2           3        3
  Convertible monthly income
   preferred securities                    2         2           4        4
  Zero coupon convertible notes            1         1           1        2
                                       -----     -----       -----    -----
   Net income available to
    common shareholders                 $213      $206        $567     $372
                                       =====     =====       =====    =====

COMMON SHARES
Basic:
 Weighted average common
  shares outstanding                     212       226         216      228
                                       =====     =====       =====    =====
Diluted:
 Weighted average common
   shares outstanding                    212       226         216      228
 Effect of dilutive securities:
  Stock options                            2         2           1        2
  Convertible preferred stock              7         7           7        7
  Convertible monthly income
   preferred securities                    7         7           7        7
  Zero coupon convertible notes            2         3           3        3
                                       -----     -----       -----    -----
           Total                         230       245         234      247
                                       =====     =====       =====    =====

EARNINGS PER SHARE
Basic                                  $0.98     $0.89       $2.59    $1.59
                                       =====     =====       =====    =====
Diluted                                $0.92     $0.84       $2.43    $1.50
                                       =====     =====       =====    =====